Exhibit 4.1

Dated 1 October 2023

ADVISORY AND CONSULTANCY

AGREEMENT

between

UNITED EXPRESS INC.

and

CALLUM ARTHUR MICHAEL LAING

Contents

1.	Interpretation	2
2.	Appointment and Services	3
3.	Term	3
4.	Fees	3
5.	Confidentiality	4
6.	Duty of Care; Exclusion of Liability	4
7.	Non-exclusivity; Conflicts of Interest	4
8.	Assignment and Variation	4
9.	Notices	4
10.	Severability and Amendment	5
11.	Entire Agreement	5
12.	Costs	5
13.	Jurisdiction	5
14.	Governing Law	5
15.	Counterparts	5

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This advisory and consultancy agreement (the “Agreement”) is made on 1 October 2023

Between:

(1)	United Express Inc., a company incorporated and registered in the state of Nevada, U.S.A. with company number E0301662017-5 and having its registered office is 4345 W. Post Road, Las Vegas, NV 89118, USA (the “Company”); and

(2)	Callum Arthur Michael Laing, a New Zealand citizen with New Zealand passport number LK736801 and residing at Alexandra View #01-05 Metropolitan Condominium, Singapore 158746 (the “Consultant”).

Introduction:

The parties have agreed to enter into this Agreement to record the terms on which the Consultant will provide advisory and consultancy services (hereinafter defined as the “Services”) to the Company.

The parties agree as follows:

1.	Interpretation

1.1	In this Agreement:

“Board” means the board of directors of the Company as constituted from time to time;

“Company” means United Express Inc.;

“Group” means the Company and its subsidiaries, and “Group Company” means any of them;

“Law” means any law, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorisation, direction, requirement or decision of any agreement with or by any government or governmental instrumentality, official or officer having jurisdiction over the persons or matters in question; and

“Services” has the meaning given to such term in Clause 2.2.

1.2	In this Agreement, the headings are for ease of reference only and shall not affect the construction of this Agreement.

1.3	Unless the contrary intention appears:

(a)	words in the singular include the plural and words in the plural include the singular;
(b)	references to “Clauses” are references to clauses of this Agreement;
(c)	a reference to a statute or statutory provision shall include all subordinate legislation made under that statute or statutory provision and is a reference to it as extended or re-enacted from time to time;
(d)	any words following the terms “including”, “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;
(e)	a reference to “writing” or “written” includes email; and
(f)	references to a “person” include references to natural persons, bodies of persons corporate or unincorporated.

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2.	Appointment and Services

2.1	The Company hereby appoints the Consultant to provide the Services set out in Clause 2.2 of this Agreement and the Consultant agrees to accept such appointment and to provide the Services to the Company subject to and in accordance with the provisions of this Agreement. Nothing in this Agreement shall constitute the Consultant as the exclusive provider of Services to the Company.

2.2	Subject to the terms of this Agreement and applicable Law in respect of the provision of the Services, the Consultant agrees to provide the following Services:

a)	provision of structuring advice for acquisitions;

b)	provision of general advice and guidance on compliance matters such as but not limited to:

○	corporate governance
○	policies and procedures
○	board mix and composition
○	stock exchange requirements; and

c)	ad hoc assistance as and when required by the Company.

2.3	Consultant’s obligations

In providing the Services stated in this Clause 2.2, the Consultant shall act with due diligence, professionalism and expertise consistent with the industry standards. The Consultant shall keep the Company informed of any developments, opportunities or challenges related the Services promptly.

2.4	Company’s cooperation

The Company shall cooperate fully with the Consultant, providing all necessary information, resources, and access to personnel to enable the Consultant to perform the Services effectively. The Company shall promptly respond to requests for information and approvals as reasonably necessary for the Consultant to carry out its duties.

3.	Term

The appointment shall commence on 1 October 2023 and shall end on 31 December 2023 unless extended in written by mutual agreement of the parties.

4.	Fees

4.1	In consideration of the Consultant entering into this Agreement and agreeing to provide the Services, the Consultant shall be issued 1,400,000 shares of common stock of the Company (the “Compensation Shares”). The Company agrees to register the Compensation Shares pursuant to the filing of a registration on Form S-8 under the United States Securities Act of 1933, as amended and upon such registration the Compensation Shares shall be delivered to a nominated brokerage account of the Consultant.

4.2	The Company shall bear and be charged all actual and reasonable out-of-pocket expenses incurred by the Consultant in the performance of its Services which have been pre-agreed with the Consultant hereunder within fourteen (14) days of production by the Consultant of valid receipts or evidence in respect of such expenses.

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5.	Confidentiality

The Consultant shall at all times keep confidential and not disclose or use without the Company’s consent (except for the purposes of this Agreement) all confidential information about the Group which it acquires hereunder. However, the Company agree that the Consultant may disclose such information if the Consultant is required to do so by Law or by any regulatory authority the rules and regulations of which it is subject or by any tax authority and in each case only after the Consultant has provided the Company with reasonable prior written notice of any such required disclosure or if such confidential information subsequently enters the public domain (otherwise than through its breach of this provision). Notwithstanding the foregoing, the Consultant may disclose such information as it considers necessary to its affiliates or its professional advisors, any investor or prospective investor, provided that such recipients are subject to a confidentiality requirement in substantially similar terms to this Clause 5.

6.	Duty of Care; Exclusion of Liability

6.1	The Consultant may rely on information communicated to it in writing by the Company.

6.2	The Consultant shall not be required to take any action which is in contravention of any applicable Law.

6.3	The Consultant shall not be liable for any action reasonably taken or omitted in reliance upon any notice, request, direction, instruction, certificate or other instrument received from the director(s) of the Company or its Chief financial officer (or any other party acting on their behalf as notified to the Consultant by the Company) believed by the Consultant to be genuine (acting reasonably).

6.4	The parties agree that in providing the Services, the Consultant shall not be held liable for any loss arising out of or in connection with their actions under this Agreement so long as they act in good faith and with due diligence, and are not negligent or guilty of any wilful misconduct.

7.	Non-exclusivity; Conflicts of Interest

7.1	The Services are not to be deemed exclusive and the Consultant shall be free to render similar services to third parties, provided that its ability to provide the Services is not materially adversely affected, and to retain for its own use and benefit fees or other monies payable in connection therewith.

7.2	The Consultant shall not be deemed to be affected with notice of or be under any duty to disclose to the Company any fact or thing which comes to its notice in the course of its rendering similar services to others or in the course of its business in any other capacity or in any other manner whatsoever, otherwise than in the course of providing the Services.

8.	Assignment and Variation

This Agreement may not be assigned by any party and may only be varied or amended in writing executed on behalf of each party.

9.	Notices

Any notices required to be given by either party may be delivered by hand. In addition, notices shall be deemed validly served if sent by pre-paid first-class post or courier service, to the address given in this Agreement or such other address as may from time to time be notified for this purpose in writing. Any notice so deemed validly served shall be deemed to have been received, four business days after sending and, in proving such service, it shall be sufficient to prove that the notice was correctly addressed and sent. Any notice or document shall be deemed to have been served if delivered personally at the time of delivery. Emails shall be deemed to have been received instantaneously unless an error or delay notification is received by the sender.

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10.	Severability and Amendment

10.1	If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by the law while most nearly preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement.

10.2	No amendment or modification to this Agreement will be effective or binding unless it refers to this Agreement and is in writing signed by both parties.

11.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements, understandings or arrangements between them relating to the subject matter of this Agreement.

12.	Costs

Each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement.

13.	Jurisdiction

Each party irrevocably submits to the exclusive jurisdiction of the New York courts over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non- contractual disputes or claims) and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum.

14.	Governing Law

This Agreement and the rights on the parties hereto will be governed, interpreted and decided in accordance with the laws of the State of New York.

15.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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EXECUTED by the parties on the date first mentioned above.

FOR AND ON BEHALF OF
UNITED EXPRESS INC.

Name:	Ralph White

Title:	Director

SIGNED BY
CALLUM ARTHUR MICHAEL LAING